EX-21.1

                  FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
                              LIST OF SUBSIDIARIES

1. Telecommunications Overseas Fusion Ltd., a company formed under the laws of Mauritius.

2.  Efonica, FL-LLC, a company formed under the laws of United Arab Emirates

3.  Estel Communications Pvt. Ltd, a company formed under the laws of India.

4.  Fusion Telco S.A, a company formed under the laws of Argentina.

5. African Communications Company S.A., a company formed under the laws of Senegal